CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 31, 2022, relating to the financial statements and financial highlights of Bow River Capital Evergreen Fund for the year ended March 31, 2022, and to the references to our firm under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm; Legal Counsel" in the Prospectus and "Independent Registered Public Accounting Firm; Legal Counsel" and "Financial Statements" in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Cleveland, Ohio

July 29, 2022